UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

Lilly                                   E.               Stephen
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   (Last)                            (First)              (Middle)

                                   PO Box 989
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                                    (Street)

Bluefield,                           VA                   24605
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

                    First Community Bancshares, Inc. (FCBC)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                 December 2002

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5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                      Chief Operating Officer
       __________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
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

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COMMON STOCK                 01/10/02                R               33.368      A      $28.2893   3,053.4953    I        IRA
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COMMON STOCK                 03/29/02                R               28.8894     A      $29.8833   3,053.4953    I        IRA
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COMMON STOCK                 06/30/02                R               24.6619     A      $30.23     3,053.4953    I        IRA
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COMMON STOCK                 09/27/02                R               23.7651     A      $31.63     3,053.4953    I        IRA
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COMMON STOCK                 12/16/02                R               22.9585     A      $33.00     3,053.4953    I        IRA
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COMMON STOCK                                                                                       82            I        E-TRADE
                                                                                                                          ACCT.
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COMMON STOCK                                                                                       2,434.053     I        EMPLOYER
                                                                                                                          KSOP
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

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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                                                                                COMMON
OPTION TO                                                                       STOCK
BUY                  01/01/02          J(1)       A           (2)    (2)        $1.00 PV 6,864.22  $27.11  27,456.88  D

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
Explanation of Responses:

(1) Acquisition of a called derivative security granted by corporation under the First Community Bancshares, Inc. 199 Stock Option Adopted 12/14/99.

(2) Option is exercisable for a period of 5 years after retirement (provided retirement occurs at or after age 62), disability or death. If employment is terminated other than by retirement at or after age 62, disability or death, vested options must be exercised within 90 days after the effective date of termination. Any option not exercised within such period shall be deemed cancelled.




/s/Robert L. Schumacher (His Attorney-in-Fact)
   E. Stephen Lilly                                          02/12/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.